EXHIBIT 99.1
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BROOKFIELD Asset Management


NEWS RELEASE






         BROOKFIELD ASSET MANAGEMENT AND LONGVIEW FIBRE COMPANY ANNOUNCE
                              COMPLETION OF MERGER

TORONTO, ONTARIO AND LONGVIEW, WASHINGTON, APRIL 20, 2007 - Brookfield Asset Management Inc. (NYSE and TSX: BAM) ("Brookfield") and Longview Fibre Company ("Longview") today announced the completion of Brookfield's acquisition of Longview for approximately US$2.15 billion including assumed debt.

Under the terms of the merger agreement, Brookfield acquired all outstanding shares of Longview Common Stock for $24.75 per share. Longview Common Stock will cease trading at the close of market today and will no longer be listed on the New York Stock Exchange. With the closing of this transaction, Longview is now a wholly-owned subsidiary of Brookfield.

With this transaction, Brookfield has acquired 588,000 acres of prime, freehold timberlands in Washington and Oregon, the heart of the Pacific Northwest, establishing Brookfield as one of the top five timberlands owners and operators in North America with a total of 2.6 million acres of prime freehold timberlands under management. The high value species, excellent growth rates and significant standing timber inventories make these timberlands among the most valuable in the world. In addition, Brookfield has acquired an integrated manufacturing operation that produces specialty papers and containers.

ABOUT BROOKFIELD ASSET MANAGEMENT
Brookfield Asset Management Inc. (NYSE/TSX: BAM), focused on property, power and infrastructure assets, has over US$50 billion of assets under management and is co-listed on the New York and Toronto Stock Exchanges under the symbol BAM. For more information, please visit Brookfield's website at www.brookfield.com.

ABOUT LONGVIEW FIBRE COMPANY
Longview Fibre Company is a real estate investment trust (REIT) engaged in the ownership and management of 588,000 acres of softwood timberlands predominantly located in western Washington and Oregon, and manufactures specialty paper and containers through a wholly-owned subsidiary. For more information, please visit Longview's website at www.longviewfibre.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of US federal securities laws or forward-looking information within the meaning of Canadian securities laws. Although Brookfield and Longview believe the expectations reflected in any

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forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will be attained or that the transaction will be completed and it is possible that actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The completion of and benefits from the transaction are subject to certain risks and uncertainties, including the possibility that the anticipated benefits of the merger cannot be fully realized or may take longer to realize than expected, and other risk factors relating to Longview's business and its industry as detailed from time to time in Longview's reports filed with the SEC. Neither Longview nor Brookfield undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to Brookfield's documents filed with the securities regulators in Canada and the United States, including the Annual Information Form under the heading "Business Environment and Risks" as well as Longview's various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K, for a discussion of such risks and uncertainties.










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